SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2012

ZAGG Inc
(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Departure of Director

On July 9, 2012, Shuichiro Ueyama resigned as a director of ZAGG Inc (the “Registrant”).  Prior to his resignation, Mr. Ueyama served as a member of the Registrant’s Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Stock Option Committee.  Mr. Ueyama resigned from the Registrant’s Board to pursue other interests.  There were no disputes or disagreements between Mr. Ueyama and the Registrant.

Appointment of New Directors

On July 10, 2012, the Board of Directors of ZAGG Inc (the “Registrant”) appointed E. Todd Heiner and Daniel R. Maurer to serve as members of the Registrant’s Board.  Mr. Maurer currently serves as Senior Vice President and General Manager, Consumer Group at Intuit Inc., and Mr. Heiner currently serves as founder and Chief Executive Officer of Express Locations LLC.

E. Todd Heiner

Mr. Heiner is a results orientated leader with over 25 years of strategic and operational management experience in the telecommunications and wireless industries, particularly in building national wireless retail markets.  Mr. Heiner founded Express Locations LLC in 2006, and it is the second largest T-Mobile Premier Retail partner in the United States. Prior to founding Express Locations LLC, Mr. Heiner was Vice President of Sales for Western Wireless where his efforts to revitalize the organization resulted in record setting customer growth.  Western Wireless was sold to Alltel Wireless for $6.6 billion in September 2005. As an original member of the Pacific Northwest Cellular, Western Wireless and VoiceStream Wireless leadership teams, Mr. Heiner’s leadership and skills helped the company grow from a rural carrier into a national presence. At VoiceStream Wireless, he lead the sales and distribution teams of over 3,500 employees and 700 company-owned retail stores covering an area of over 200 million people in the United States.  VoiceStream Wireless was sold to Deutsche Telekom in June 2001 for $30 billion.  The company was rebranded T-Mobile USA.  Mr. Heiner received a B.A. in Communications from Utah State University in 1985.

Pursuant to an agreement between the Registrant and Mr. Heiner, the Registrant will pay annual compensation to Mr. Heiner of $109,634 for 2012, prorated for his months of service during 2012.  The 2012 compensation will be paid 53% in cash (or a prorated portion of $58,106) and 47% in restricted stock (or a prorated portion of $51,528 worth of stock) that will vest on December 31, 2012.  Pursuant to the agreement, the compensation will be reviewed annually, and typically is set at 90% of the mean of the Company’s NASDAQ peers, as determined by an independent compensation expert.  The Registrant also agreed to provide D&O insurance, and plans to enter into a separate indemnity agreement with Mr. Heiner.  The Registrant will also provide reimbursement for usual and customary expenses incurred in connection with Mr. Heiner’s service on the Board and any of its committees.

Mr. Heiner has been appointed to serve on the Registrant’s Audit Committee. The Registrant will determine any other Committees on which Mr. Heiner will serve.

Daniel R. Maurer

Mr. Maurer has extensive global consumer retail sales and marketing experience with over 20 years in executive management at Procter & Gamble (“P&G”), including 15 years internationally, including as General Manager of Global Customer Development at P&G’s headquarters. At P&G, he was tasked with building an effective marketing strategy to achieve a competitive advantage with P&G’s largest global customers including Wal-Mart, Costco, Ahold, Tesco, and Carrefour, who collectively represented over $360 billion in annual sales. Subsequent to his tenure at P&G, Mr. Maurer was Vice President of Strategy for Global Sales and US Business at Campbell’s Soup. In his current role at Intuit, he oversees the TurboTax®, Mint, and Quicken brands, and has grown revenues from $600 million to over $1.4 billion. He has previous experience serving on the board of Iomega Corporation which was acquired by EMC Corporation in 2008. Mr. Maurer received a bachelor’s degree in marketing and finance from the University of Wisconsin in 1978.

Pursuant to an agreement between the Registrant and Mr. Maurer, the Registrant will pay annual compensation to Mr. Maurer of $109,634 for 2012, prorated for his months of service during 2012.  The 2012 compensation will be paid 53% in cash (or a prorated portion of $58,106) and 47% in restricted stock (or a prorated portion of $51,528 worth of stock) that will vest on December 31, 2012.  Pursuant to the agreement, the compensation will be reviewed annually, and typically is set at 90% of the mean of the Company’s NASDAQ peers, as determined by an independent compensation expert.  The Registrant also agreed to provide D&O insurance, and plans to enter into a separate indemnity agreement with Mr. Maurer.  The Registrant will also provide reimbursement for usual and customary expenses incurred in connection with Mr. Maurer’s service on the Board and any of its committees.

The Registrant will determine the Committees on which Mr. Maurer will serve.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release Dated July 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

By:	/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien
Chief Financial Officer
Date: July 10, 2012

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